Exhibit 99.2

The Dow Chemical Company Midland, MI 48640

FOR IMMEDIATE RELEASE

Edmonds Named Dow Vice President and Controller

MIDLAND, MI – November 4, 2009 – The Dow Chemical Company announced today that Ron Edmonds, Vice President and Assistant Controller, has been named Vice President and Controller for the Company, replacing William H. Weideman, who has assumed the role of interim Chief Financial Officer.  Edmonds will report to Weideman in his new role.

“Ron’s broad financial expertise and in-depth understanding of internal controls, compliance and governance – both inside and outside of our Company – makes him an ideal leader to assume this role.  I am delighted that Ron has accepted this key leadership position,” said Weideman.

Edmonds joined Dow in Midland in 1992 in the Corporate Audit Department as the Latin America audit manager and was transferred to Sao Paulo, Brazil in 1993. In 1994, he transferred to the Controllers Department as the Latin America controller for payables accounting.  In 1997, Ron transferred to Midland and was named global payables controller.  In 1998 he led the merger of the payables accounting and purchasing work processes into the Purchasing function and was named the leader of the global procurement service center. He was named global accounting director in 2001.

Edmonds was appointed Business Finance Vice President for Performance Plastics & Chemicals and Market Facing Businesses in 2007 and was named Vice President and Assistant Controller in July 2009.

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®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Edmonds Named Dow Vice President and Controller

Edmonds is a CPA and a member of the American Institute of Certified Public Accountants, Michigan Association of Certified Public Accountants, and Financial Executives International. Previous to joining Dow, he worked for Chiquita Brands International, The Upjohn Company (currently Pfizer), and Arthur Anderson & Co.

Edmonds holds a bachelor’s degree in business administration from Western Michigan University. He has also completed the Advanced Management Programme course at INSEAD in Fontainebleau, France.

About Dow

Dow is a diversified chemical company that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in approximately 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. In 2008, Dow had annual sales of $57.5 billion and employed approximately 46,000 people worldwide. The Company has 150 manufacturing sites in 35 countries and produces approximately 3,300 products. On April 1, 2009, Dow acquired Rohm and Haas Company, a global specialty materials company with sales of $10 billion in 2008, 98 manufacturing sites in 30 countries and approximately 15,000 employees worldwide. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

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®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow